Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX ANNOUNCES STRATEGIC AGREEMENTS WITH

PHARMATEL PTY LTD AND RIMACO INC.

Pharmatel Will Market COLAZAL® in Australia and New Zealand

Salix Secures Right of First Negotiation to Pharmatel GI Products

Rimaco Will Market Salix Products in Puerto Rico

RALEIGH, NC, June 29, 2004 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that it has signed an agreement with Pharmatel PTY LTD of Sydney, Australia to market COLAZAL® in Australia and New Zealand and that it also has signed an agreement with Rimaco Inc. of San Juan, Puerto Rico to market the Company’s products in Puerto Rico.

Pharmatel made a one-time milestone payment upon execution of the agreement and will make royalty payments based on product sales. As part of the agreement, Pharmatel will fund and conduct a study of COLAZAL in the treatment of irritable bowel syndrome. Salix also will have first right of negotiation for U.S. rights to all Pharmatel gastrointestinal products.

Rimaco will serve as a distributor of Salix products in Puerto Rico. Under the terms of the agreement, Rimaco’s sales force will market and sell the Company’s products to approximately 2,000 targeted physicians throughout Puerto Rico.

Commenting on these agreements, Carolyn Logan, President and CEO, stated, “The agreement with Pharmatel demonstrates Salix’s continuing execution of its strategy to out license non-U.S. rights to its products and to expand our access to additional, potential gastrointestinal products to sell in the United States. Pharmatel and Rimaco will work to maximize the commercial potential of our products in their respective markets and Salix will continue to focus its efforts and energy on the upcoming launch of XIFAXAN™ and the ongoing growth of COLAZAL® and AZASAN® sales in the United States.”

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Currently the Company markets COLAZAL®, XIFAXAN™, and AZASAN®. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include reliance on third parties for sales outside the United States, risks of clinical trials and regulatory review, our reliance on our first few products, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.